Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE February 6, 2020	Media contact: Eric Wilkens 908-559-3063 eric.wilkens@verizon.com

Verizon Board reauthorizes share repurchase plan

NEW YORK – The Board of Directors of Verizon Communications Inc. (NYSE, Nasdaq: VZ) today authorized the corporation to repurchase up to 100 million shares of its common stock. Verizon’s previous program, which expires on February 29, 2020, also authorized the repurchase of 100 million shares. Under the prior authorization, no shares were repurchased. The new authorization supersedes the prior authorization, and no additional shares of common stock of the corporation will be repurchased under the prior authorization. The new program will terminate upon the earlier of (i) the date on which the aggregate number of shares purchased reaches 100 million, or (ii) the authorization of another share repurchase plan that supersedes the current plan.

Verizon Communications Inc. (NYSE, Nasdaq: VZ) was formed on June 30, 2000 and is celebrating its 20th year as one of the world’s leading providers of technology, communications, information and entertainment products and services. Headquartered in New York City and with a presence around the world, Verizon generated revenues of $131.9 billion in 2019. The company offers voice, data and video services and solutions on its award winning networks and platforms, delivering on customers’ demand for mobility, reliable network connectivity, security and control.

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